Exhibit 99.1

CONTACT:
Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investors: Caren Villarreal
Media: Diane Zappas
FD
(212) 850-5600

FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER AND RECORD
FISCAL 2009 FINANCIAL RESULTS
~ Comparable Store Sales Increase 11.2% for Fourth Quarter; 6.7% for Fiscal 2009 ~
~ Fourth Quarter EPS Up 50% to $.15 ~
~ First Quarter 2010 Estimated EPS Range of $.42 to $.47 ~
~ Announces Intended Acquisition of 26 Autotire Car Care Center Stores ~
ROCHESTER, N.Y. — May 28, 2009 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 28, 2009.
Fourth Quarter Results
Sales for the fourth quarter of fiscal 2009 increased 9.3% to a record $117.1 million compared to $107.2 million for the fourth quarter of fiscal 2008. Sales growth was driven by strong in-store sales execution across all product and service categories as well as continued highly effective promotional activities and advertising campaigns. Comparable store sales increased 11.2%, exceeding the Company’s previous estimate of approximately 10%. Comparable store sales increased approximately 6% for brakes, 16% for maintenance services, 13% for alignments, and 14% for tires. For the former ProCare stores, comparable store sales increased 16.6% for the fourth quarter.
Gross margin increased to 38.4% in the fourth quarter from 37.3% in the prior year quarter due to price increases that were implemented in response to increased material costs, improved labor productivity, and leveraging of fixed occupancy costs. The expansion in gross margin was partially offset by the shift in sales mix towards the lower-margin tire and maintenance services categories. Total operating expenses were $38.9 million, or 33.2% of sales, compared with $35.8 million, or 33.4% of sales, for the same period of the prior year.

Operating income for the quarter increased 45.7% to $6.0 million from $4.1 million in the fourth quarter of fiscal 2008. Interest expense was $1.3 million, a decrease of 26.1% from the fourth quarter of fiscal 2008, due primarily to the Company’s reduction in total long-term debt.
Net income for the fourth quarter increased 57.2% to $3.0 million compared to $1.9 million for the prior year period. Diluted earnings per share for the quarter increased 50% to $.15, compared to diluted earnings per share of $.10 in the fourth quarter of fiscal 2008, and came in at the high end of the Company’s recently increased range of $.12 to $.15. Net income for the fourth quarter reflects an effective tax rate of 36% compared with 21% for the prior year period.
The Company did not open any locations and closed one during the quarter, ending fiscal 2009 with 710 stores.
Robert G. Gross, Chairman and Chief Executive Officer stated, “We are extraordinarily pleased with our strong performance for the fourth quarter and fiscal year 2009, as we continued to demonstrate that our business model is well-positioned to deliver solid results in both favorable and challenging economic times. We are delighted with our comparable store sales increase of 6.7% for the year, which was consistently strong for each quarter and especially high at 11.2% for the fourth quarter, as we continued to expand our market share through effective advertising and quality service. Further, store traffic trends improved as we benefited from consumers keeping their older cars longer given the difficult economic environment and from reduced competition as a result of dealership closures. As a result, we experienced a significant 5.5% increase in comparable store traffic for the fourth quarter. Overall, we remain very pleased with the superior performance of our company-operated store base and the ability of our employees to execute well and provide excellent service to our loyal customers.”
Fiscal Year Results
Net sales for fiscal 2009 increased 8.4% to a record $476.1 million from $439.4 million for fiscal 2008. Comparable store sales increased 6.7% for the year, marking the eighth consecutive year of comparable store sales increases for the Company. For the former ProCare stores, comparable store sales increased 10.1% for the year.

Gross margin increased to 40.2% for fiscal 2009 from 39.7% in the prior year. Total operating expenses were $147.8 million, or 31.0% of sales, for fiscal 2009, compared with $136.2 million, or 31.0% of sales, for the prior fiscal year.
Net income for fiscal 2009 increased to a record $24.1 million, or $1.20 per diluted share, from $21.9 million, or $1.00 per diluted share, for fiscal 2008, at the high end of the Company’s recently increased range.
Definitive Agreement to Acquire Autotire Car Care Centers
Monro today announced that it has signed a definitive asset purchase agreement to acquire 26 Autotire Car Care Center (“Autotire”) locations from Am-Pac Tire Distributors Inc., a wholly-owned subsidiary of American Tire Distributors. The transaction is expected to close by the end of June 2009. The 26 Autotire locations purchased in Missouri and Illinois will expand Monro’s footprint into St. Louis and the surrounding area. The purchase price for the chain is approximately $10 million and will be funded primarily through the Company’s existing line of credit. Autotire generated annual net sales of approximately $31 million in 2008. It is management’s intention to retain Autotire’s store employees.
Mr. Gross commented, “We are delighted with the prospect of integrating the Autotire stores into the Monro business to broaden our market position and further our strategy of achieving growth through reasonably priced, value-added acquisitions. Autotire’s established store density, average sales of $1.2 million per location and loyal customer base will allow us to quickly and seamlessly expand Monro’s footprint into the broader St. Louis metropolitan area, a new and exciting market for us. Further, we have entered into this agreement on attractive terms which we believe have the potential for high shareholder return on investment.”
Company Outlook
Based on current visibility and business and economic trends, the Company continues to anticipate fiscal 2010 comparable store sales growth in the range of 4% to 7% and fiscal 2010 diluted earnings per share in the range of $1.30 to $1.45, as previously announced on March 24, 2009. The estimate is based on 20.4 million weighted average shares outstanding and includes the impact of the Autotire acquisition. The Company’s expected sales range for the year is $515 million to $530 million, including Autotire but not any other acquisitions.

For the first quarter of fiscal 2010, the Company anticipates comparable store sales growth in the range of 4% to 7%. The Company expects diluted earnings per share for the first quarter to be between $.42 and $.47, compared to $.39 for the first quarter of fiscal 2009. These estimates include the impact of the Autotire acquisition.
Mr. Gross concluded, “We continue to experience very positive trends in our business as we enter our new fiscal year. To date in the first quarter, we achieved comparable store sales growth of 5.5% in April and approximately 8.0% thus far in May. We are encouraged by this continuing momentum and are optimistic about the future prospects of our business, particularly as macro trends in the automotive sector work to our advantage and consumer confidence begins to improve slightly. We are excited about the opportunities for further market share expansion in fiscal 2010 as we integrate Autotire into our model and look forward to becoming the trusted auto service provider for a broader base of loyal customers.”
Earnings Conference Call and Webcast
The Company will host a conference call and audio webcast, today, May 28, 2009 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 866-316-1366 and using the required pass code 9947843. A replay will be available approximately one hour after the recording through Thursday, June 4, 2009 and can be accessed by dialing 888-203-1112. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 4, 2009.
About Monro Muffler Brake
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 714 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware and Maine. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.
The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2008.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal March

	2009	2008	% Change

Sales	$117,144	$107,211	9.3%

Cost of sales, including distribution and occupancy costs	72,184	67,270	7.3

Gross profit	44,960	39,941	12.6

Operating, selling, general and administrative expenses	39,043	36,473	7.0

Intangible amortization	121	150	(19.3)

Gain on disposal of assets	(233)	(819)	(71.5)

Total operating expenses	38,931	35,804	8.7

Operating income	6,029	4,137	45.7

Interest expense, net	1,330	1,801	(26.1)

Other income, net	(70)	(114)	(38.7)

Income before provision for income taxes	4,769	2,450	94.6

Provision for income taxes	1,725	514	235.5

Net income	$3,044	$1,936	57.2

Diluted earnings per share	$.15	$.10	50.0%

Weighted average number of diluted shares outstanding	20,199	20,168

Number of stores open (at end of quarter)	710	720

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Year Ended Fiscal March

	2009	2008	% Change

Sales	$476,106	$439,389	8.4%

Cost of sales, including distribution and occupancy costs	284,640	264,783	7.5

Gross profit	191,466	174,606	9.7

Operating, selling, general and administrative expenses	148,374	137,338	8.0

Intangible amortization	490	564	(13.1)

Gain on disposal of assets	(1,061)	(1,670)	(36.4)

Total operating expenses	147,803	136,232	8.5

Operating income	43,663	38,374	13.8

Interest expense, net	5,979	5,753	3.9

Other income, net	(430)	(799)	(46.2)

Income before provision for income taxes	38,114	33,420	14.0

Provision for income taxes	14,026	11,499	22.0

Net income	$24,088	$21,921	9.9

Diluted earnings per common share	$1.20	$1.00	20.0%

Weighted average number of diluted shares outstanding	20,099	21,871

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	March 28,	March 29,
	2009	2008

Current assets

Cash	$3,336	$2,108

Inventories	71,443	66,183

Other current assets	26,935	24,582

Total current assets	101,714	92,873

Property, plant and equipment, net	185,061	184,184

Other noncurrent assets	89,976	93,412

Total assets	$376,751	$370,469

Liabilities and Shareholders’ Equity

Current liabilities	$71,325	$58,311

Long-term debt	97,098	122,585

Other long term liabilities	14,037	14,725

Total liabilities	182,460	195,621

Total shareholders’ equity	194,291	174,848

Total liabilities and shareholders’ equity	$376,751	$370,469